Exhibit 99.1

To:	Members of the Board of Directors and Executive Officers
From:	Leslie P. Klemperer, Vice President—Deputy General Counsel and Secretary
Date:	June 11, 2010
Re:	Notice of Blackout Period

In July 2010, the administration, recordkeeping and trustee services of the defined contribution retirement plans sponsored by Pre-Merger Northwest1 (the “Pre-Merger Northwest Plans”) will be transitioned to Fidelity Investments.  This transition will also include the transfer of the assets in those plans to similar plans sponsored by Delta.  To facilitate this transition, the access of participants and beneficiaries to their plan accounts will be temporarily suspended.  This suspension will begin at 4:00 p.m. Eastern time on June 28, 2010, and is expected to end on July 12, 2010, but could be delayed until later that week (the “Blackout Period”).

During the Blackout Period, participants and beneficiaries in the Pre-Merger Northwest Plans will be unable to effect certain transactions, including directing their plan investments (including investments in shares of Delta common stock (“Delta Shares”)), obtaining plan loans and requesting withdrawals and distributions from the plans.  As explained below, because participants and beneficiaries in the Pre-Merger Northwest Plans will be unable to engage in transactions in Delta Shares held in the plans, Delta’s directors and executive officers will be restricted from engaging in transactions in Delta Shares during the Blackout Period.

Section 306(a) of the Sarbanes-Oxley Act of 2002 and Rule 101(a) of Regulation BTR under the Securities Exchange Act of 1934 prohibit any director or executive officer of Delta from, directly or indirectly, entering into any transaction with respect to any Delta Shares while participants in the Pre-Merger Northwest Plans are prevented from engaging in transactions involving Delta Shares.  This restriction applies only if the director or executive officer acquired the Delta Shares in connection with his or her service or employment as a director or executive officer of Delta.  Specifically, you will be prohibited from purchasing, selling, acquiring or transferring any Delta Share or derivative security, including the exercising of Delta stock options, during the Blackout Period.

There are limited exceptions to the trading restrictions described above (including, bona fide gift transactions and purchase or sales under qualified “10b5-1 plans”).  For more information about these exceptions, or if you have any other questions regarding this notice or the Blackout Period (including questions about when the Blackout Period has ended), please contact me at 1030 Delta Boulevard, Atlanta, GA  30354, or at 404-715-2476.

Please note that the trading restrictions implemented because of the Blackout Period are in addition to the Window Period, preclearance process and other trading restrictions under Delta’s Insider Trading Policy.

1 The Pre-Merger Northwest Plans include the following plans:  (i) Northwest Airlines Retirement Savings Plan for Salaried Employees, (ii) Northwest Airlines Retirement Savings Plan for Contract Employees, (iii) Former Northwest Airlines Retirement Savings Plan for Pilot Employees and (iv) Former Northwest Airlines Money Purchase Plan for Pilot Employees.